Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 29, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Jefferies Group LLC (the “Successor” company), and the financial statements of Jefferies Group, Inc. (the “Predecessor” company), which appears in Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
November 22, 2016